EX-99.1

Circle Group Holdings Updates Shareholders
November 19, 2004 09:00:00 AM ET

MUNDELEIN, Ill., Nov. 19 /PRNewswire-FirstCall/ -- Circle Group Holdings CXN issued the following Letter to Shareholders today:

Dear Shareholders:

    I would like to take this opportunity to update our shareholders regarding several recent developments at Circle Group. While this format is not as personal as my past practices, due to the large number of inquiries we have recently received, I thought that a public letter to shareholders would allow me to communicate with as many of you as possible.

    In our press release earlier this week
    (http://www.crgq.com/press/11_16_2004.html), we discussed current Z-Trim sales activities among retailers. While we received some calls and e-mails suggesting that the size of the deal was insignificant, we believe that initial revenues such as these mark an important operating event: We now have the production capacity in our new facility to produce and deliver quantities of Z-Trim in all four different formats of powder, emulsion, gel, and Z-Trim Blends, as well as Z-Bind, our affordable adhesive extender to wood, concrete and resin based building materials manufacturers. We also are reviewing many opportunities for other products in development and are as anxious as you to announce the news as soon as it becomes available.

    We are asked all the time about the trading activity in our stock. While we are disappointed at its current level, we take comfort from the fact that Circle Group is much further along in its operations today than it was earlier this year. For example, our plant to make Z-Trim was built recently giving us control over the supply of our product and the commercialization of our defense technologies ThraxVac(TM) and Lidar(TM) have commenced which has generated interest from the homeland security industry. We remain confident that, as the acceptance and adaptation of our technologies grow as a result of the hard work our people are doing to build them, investors will again recognize our achievements. It just takes time.

    We have had an excellent response from our announcement the other day that we would offer Z-Trim(TM) nationally and we've already been contacted by a number of pharmacies, doctors' offices, chiropractors, retail stores and ordinary people who believe in our product and its potential for addressing obesity. Many of them have placed orders directly with us.

Here is something you can do to help you and us. Try our product. You can get it at http://www.ztrim.com/retailline.asp . Use it at home for your families to see what a great product it is. If you have already tried it, then you know how good it is. You may also sign up to be a potential distributor. You can do that at http://www.ztrim.com/distributor_form.html . We believe that after you try Z-Trim, you will gain a greater appreciation for the opportunities that lie ahead for Circle Group.

    As I have said in the past, we do appreciate the support of all of our shareholders. As time permits, we will update you whenever possible.

    Thanks for your support.

Sincerely

Greg Halpern - CEO

About Circle Group Holdings, Inc.
Circle Group Holdings, Inc. CXN (http://www.crgq.com) is a pioneer of emerging technology companies. The Company provides small business infrastructure, funding and substantial intellectual capital to bring important and timely life-changing

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technologies to market through all early phases of the commercialization process. All Company press releases are available at http://www.crgq.com/HTML/breakingNews.html .

About FiberGel Technologies
FiberGel owns the worldwide rights to Z-Trim for all fields of use. Invented over many years by Outstanding Senior Research Scientist Dr. George Inglett (http://www.thesoydailyclub.com/Research/ars2132002.asp) at the United States Department of Agriculture (USDA), Z-Trim is a patented, zero calorie, multi-functional, fiber food ingredient from corn that lowers carbs, calories, and fat in most foods without affecting taste or texture. For more information about FiberGel Technologies, visit http://ztrim.com .

About Z-Amaize Technologies, Inc.
Z-Amaize is a wholly owned subsidiary of Circle Group Holdings created to market its line of Z-Bind industrial adhesive resin and polymer extenders for use by the plywood, concrete and construction industries. Z-Bind emerged from research performed by its FiberGel Technologies product development group and represents a new line of affordable and environmentally friendlier adhesives. For more information about Z-Bind visit http://www.crgq.com/zbind .

About ThraxVac
ThraxVac is an Anthrax/Bacterial Spore Collection and Elimination device technology developed at the U.S. Department of Energy's Brookhaven National Laboratory, Department of Energy Science & Technology, by Dr. Carl J. Czajkowski and Dr. Barbara Panessa-Warren under its federally funded Threat Reduction Program. Circle Group acquired the worldwide rights to the patent- pending ThraxVac Technology, a flexible device that simultaneously captures and kills Anthrax and other Bacterial Spore biohazards. The device's novel second stage "tricks" captured spores into germinating thus, rendering themselves vulnerable. In the third stage, the stream of newly activated spores is exposed to alpha particle bombardment via a small, safe, self- contained, low-level polonium source that damages the spores' DNA containing protoplast -- effectively killing the spore and making it incapable of germinating or producing infection. http://www.crgq.com/thraxvac

About Mini-Raman Lidar
Circle Group Holdings, Inc. acquired the worldwide rights to The Mini- Raman Lidar system, a patented short-range tool to screen unknown substances in the field, which was developed by Brookhaven National Laboratory DOE. The Mini-Raman Lidar system (MRLS), is an outgrowth of ongoing research in Raman Lidar, can be used to look for chemicals resulting from chemical, or biological weapons, narcotics or other illegal drug processing, and accidents involving hazardous materials on any surface (e.g., ground, buildings, clothing, vegetation). Chemicals are identified through analysis of the Raman scattering generated by laser illumination of the target area. Mini-Raman Lidar holds great benefits to the nation as a first-use response technology in the event of a chemical or biological weapons attack, as a crime-scene analysis tool, and as a mapping and analysis technology for environmental investigations. Not only does Raman scattering provide unique fingerprints by which unknown substances can be identified, but the overall Lidar system also provides for non-contact analysis -- a significant safety feature for law enforcement and emergency response personnel. http://www.crgq.com/mrls

Forward-Looking Statements
Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," or "expects," and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Reference is made to the Company's filings with the Securities and Exchange Commission for a more complete discussion of such risks and uncertainties.

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     Contact:  Steve Cohen
     Voice:    847-549-6002
     Email:    ir@crgq.com